UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.         )

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Chevron Corporation

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Chevron Corporation

2010 Annual Meeting of Stockholders

Stockholder Proposals

Chevron Corporation is disappointed in RiskMetrics Group’s ISS Proxy Advisory Services’ recently released report on our 2010 Proxy Statement issued in connection with Chevron’s 2010 Annual Meeting of Stockholders to be held on May 26, 2010. ISS recommended that its subscribers vote in favor of three stockholder proposals designated Items 4, 5 and 7 in the Proxy Statement. We believe RiskMetrics’s analysis fails to respond to our Directors’ major concerns with the proposals and the recommendations are inappropriate. We recommend that you vote AGAINST these items.

Item 4 on the Proxy Card: Stockholder Proposal Regarding Appointment of Independent Director with Environmental Expertise

This stockholder proposal requests that “as the terms in office of elected board directors expire, at least one candidate be recommended who:

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has a high level of expertise and experience in environmental matters relevant to hydrocarbon exploration and production and is widely recognized in the business and environmental communities as an authority in such field, in each case as reasonably determined by the company’s board, and

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will qualify, subject to limited exceptions in extraordinary circumstances explicitly specified by the board, as an independent director under standards applicable to the company as an NYSE listed company.

in order that the board includes at least one director satisfying the foregoing criteria, which director shall have designated responsibility on the board for environmental matters.”

Chevron urges you to vote AGAINST this proposal because:

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The proposal seeks to reserve a board seat for an environmental expert with the designated responsibility on the board for environmental matters. It is inappropriate to designate one director as having sole responsibility for a particular subject matter. This is contrary to the fiduciary duties of the entire board and contradicts acknowledged best practices concerning the role of the board in corporate governance. ISS’s brief analysis completely ignores this critical aspect of the proposal and, instead, is based solely on the concept of having a director with environmental expertise;

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Members of a board should not be selected exclusively on the basis of a single criterion or area of expertise. Special interest or narrowly focused directors do not contribute to the totality of the deliberative processes and functions of a board;

•	Chevron’s Board already includes Directors with experience on environmental matters;
•	Chevron’s Board has access to employees, contractors and inside and outside advisors with significant environmental expertise; and
•	Chevron is committed to seeing that its projects and products are developed and operated in an environmentally sound manner.

Item 5 on the Proxy Card: Stockholder Proposal Regarding Holding Equity-Based Compensation Through Retirement

This stockholder proposal requests that “the Compensation Committee of the Board of Directors (the “Committee”) adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before the Company’s 2011 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.”

Chevron urges you to vote AGAINST this proposal because:

•	ISS’s vote recommendation is based solely on the premise that a post-retirement holding requirement is a best practice for every company. We think that is a flawed premise.
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Chevron’s business is such that projects commenced under current executives’ leadership do not become operational until 10 or more years in the future, making a post-retirement holding requirement impractical to achieve the stated goals.

•	Being fit-for-purpose, Chevron’s existing compensation programs already promote accountability and emphasize long-term value creation, rather than short-tem results;
•	Chevron imposes significant stock ownership requirements on its executives to ensure that the interests of executives are aligned with the interests of stockholders and Chevron’s long-term growth;
•	Executives typically continue to hold significant equity interests after retirement through Chevron’s deferred compensation and retirement plans;
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The proposed ownership and holding policy would unduly hinder Chevron’s ability to attract and retain executives. It is unfair to require individuals to tie up three-fourths of their equity holdings in Chevron for two years following retirement; and

•	Chevron’s existing compensation programs have been appropriately designed to mitigate unnecessary or excessive risk-taking by employees.

Item 7 on the Proxy Card: Stockholder Proposal Regarding Guidelines for Country Selection

This stockholder proposal requests that “the Board to make available by the 2011 annual meeting a report, omitting proprietary information and at reasonable cost, on Chevron’s criteria for (i) investment in; (ii) continued operations in; and, (iii) withdrawal from specific countries.”

Chevron urges you to vote AGAINST this proposal because:

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ISS’s brief analysis assumes that a host country regime is unfriendly when the company decides to enter a country for operations; in fact, given the long-term nature of our projects, the host country government can change many times over the decades in which we operate in a country. Moreover, given the capital intensive nature of our business, it is impractical, and in fact antithetical to stockholder value, to leave a country each time an unfriendly regime takes control.
•	The proposed report would be duplicative of Chevron’s current disclosures about its activities in countries where we operate and the policies and programs that guide our activities in these countries.
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Chevron has a number of policies and programs in place (e.g. Operational Excellence Management System; Environmental, Social and Health Impact Assessment; Human Rights Policy, etc.) that help Chevron to identify, analyze and mange security, social, environmental, health and safety issues incident to its operations and major capital projections in all countries where Chevron operates. These policies and programs are already described on Chevron’s Web site and in our annual Corporate Responsibility Report;

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This proposal presumes that the decision to operate in or withdraw from any particular country is strictly a matter of that country’s human rights record. We are very sensitive to human rights issues; however, Chevron’s business requires long-term, capital intensive commitments making it impractical to start and stop business depending on host country political climate; and

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Chevron has a positive impact in the countries where it operates. For example, in Myanmar, Chevron supports critical health, economic development and education programs that make substantive and positive improvements in the lives of approximately 50,000 people. Chevron also contributed $2 million to the International Committee of the Red Cross and other disaster relief agencies to provide assistance to the people of Myanmar affected by Cyclone Nargis in early 2008. Chevron and project partners also engage third parties to report on community activities and practices in Myanmar. Since 2002, Chevron and project partners have been participants in the Corporate Engagement Project of CDA Collaborative Learning Projects, a U.S. nonprofit organization that has been visiting the pipeline area and publishing its independent observations.

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